Exhibit 5.17

CONSENT OF D. VALLIERES

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Daniel Vallieres
By:	Daniel Vallieres, Eng.
Title:	Manager, Underground Projects

Dated:	January 15, 2014